For Immediate Release
August 7, 2018

Southwest Gas Holdings, Inc. Announces Second Quarter 2018 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $0.44 per basic share for the second quarter of 2018, a $0.06 increase from consolidated earnings of $0.38 per basic share for the second quarter of 2017.  Consolidated net income was $21.6 million for the second quarter of 2018, compared to consolidated net income of $17.9 million for the second quarter of 2017.  The natural gas segment had net income of $2.6 million in the second quarter of 2018 compared to net income of $9.5 million in the second quarter of 2017, while the construction services segment had net income of $19.2 million in the current quarter compared to net income of $8.7 million in the second quarter of 2017.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

Commenting on Southwest Gas Holdings’ performance, John P. Hester, President and Chief Executive Officer, said:  “We are pleased to report earnings per share of $0.44 for the second quarter of 2018, an increase from $0.38 per share for the second quarter of 2017.  Our construction services segment results rose $11 million between quarters primarily due to a higher volume of work and a $9 million change order settlement associated with a water pipe replacement project.  Centuri’s revenues over the past twelve months reached a record $1.4 billion.  The natural gas segment added 33,000 net new customers over the past twelve months; however, quarterly results declined due to higher operations and maintenance expenses and net interest deductions.

In May we filed a general rate case for our Nevada operations.  The requested revenue increase of $32.5 million includes $18.1 million associated with Gas Infrastructure Replacement projects previously approved by the Nevada commission.  We expect a final decision and new rates to become effective by January 1, 2019.”

For the twelve months ended June 30, 2018, consolidated net income was $207.3 million, or $4.29 per basic share, compared to $154.8 million, or $3.26 per basic share, for the twelve-month period ended June 30, 2017.  The current twelve-month period includes $6.9 million, or $0.14 per share, in other income due to increases in the cash surrender values of company-owned life insurance (“COLI”) policies, while the prior-year period included a COLI-related increase of $9 million, or $0.19 per share.  In addition, consolidated results for the twelve-month period ended June 30, 2018 reflect approximately $20 million ($8 million for the natural gas segment and $12 million for the construction services segment), or $0.41 per share, of income tax benefits due to the remeasurement of deferred tax balances in December 2017, when U.S. tax reform was enacted, as well as incremental rate relief from the most recent Arizona rate case, effective in April 2017.  Natural gas segment
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net income was $163.3 million in the current twelve-month period and $125.9 million in the prior-year period.  Construction services segment net income was $45.2 million in the current twelve-month period and $29.6 million in the prior-year period.

Natural Gas Operations Segment Results
Second Quarter

Operating margin increased $1.5 million between quarters.  Approximately $2 million in increased operating margin was attributable to customer growth, as 33,000 net new customers were added during the last twelve months, with another $500,000 attributable to rate relief in California.  A decrease in the reserve related to U.S. tax reform, based on expectations in the rate jurisdictions in which Southwest and its subsidiaries operate, contributed a net $1.6 million in operating margin.  These collective impacts were offset by an approximate $2.6 million reduction in miscellaneous revenues (including changes in utility surcharges).

Operations and maintenance expense increased $7.6 million between quarters.  Approximately $2 million of the increase was due to higher pension and employee medical costs.  The remaining increase was primarily due to higher injuries and damages expense, incremental expenditures for pipeline integrity management and damage prevention programs, and general cost increases.  Depreciation and amortization expense increased $1.4 million between quarters primarily due to a 7% increase in average gas plant in service since the corresponding quarter a year ago.

Other income and deductions improved $711,000 between quarters primarily due to an increase in interest income.  Net interest deductions increased $3.2 million between quarters primarily due to higher interest associated with credit facility borrowings during the current-year quarter and the issuance of $300 million of senior notes in March 2018.  Income taxes were favorably impacted in 2018 due to the December 2017 enactment of tax reform.  Among other things, tax reform reduced the corporate federal income tax rate from 35% to 21%, effective January 2018.

Twelve Months to Date

Operating margin increased $7 million between the twelve-month periods including a combined $15 million of rate relief in the Arizona and California jurisdictions.  Customer growth provided approximately $10 million in operating margin.  Miscellaneous revenues (including changes in utility surcharges) decreased $6 million.  A $12.5 million reserve associated with tax reform decreased operating margin in the current period.  Net income overall was not unfavorably impacted, as benefits from tax reform are reflected in income tax expense.
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Operations and maintenance expense was within 1% of the prior twelve-month period.  Depreciation and amortization expense decreased $30.8 million between periods as the impact of a 6% increase in average gas plant in service was more than offset by reduced depreciation rates in Arizona, effective April 2017.  Property taxes increased $3.9 million between periods primarily due to net plant additions and increased property taxes in Arizona, including the impact of a property tax regulatory tracking mechanism.

Income taxes were favorably impacted in 2018 due to the enactment of federal tax reform, effective January 2018.  Approximately $8 million of one-time tax benefits, related to the remeasurement of deferred tax liabilities, were recorded in the fourth quarter of 2017, in addition to the lower rate utilized in the first half of 2018.

Construction Services Segment Results
Second Quarter

Revenues increased $94.9 million in the second quarter of 2018 compared to the prior-year quarter primarily due to a higher volume of pipe replacement work and incremental revenues of $34 million associated with operations of New England Utility Constructors, Inc. (“Neuco”), which was acquired in November 2017.  In addition, revenues reflected a $9 million negotiated change order settlement associated with a water pipe replacement project.

Construction expenses increased $80.7 million between quarters due to additional pipe replacement work and greater operating expenses to support growth in operations.  Approximately $30 million of construction expenses from Neuco operations are included in the three months ended June 30, 2018.

Depreciation and amortization increased $1.8 million between quarters primarily due to incremental amortization of finite-lived intangible assets recognized from the Neuco acquisition and an increase in depreciation on additional equipment purchased to support the growing volume of work being performed, partially offset by a $1.9 million reduction in depreciation associated with extension of the estimated useful lives of certain depreciable equipment.  Net interest deductions increased by $1.7 million between quarters due primarily to higher average debt outstanding (including amounts used to finance the Neuco acquisition).

Twelve Months to Date

Revenues increased $276 million in the current twelve-month period compared to the prior-year period primarily due to a higher volume of pipe replacement work for existing customers and the inclusion of approximately $65 million in revenues from Neuco since the November 2017 acquisition date.  In addition, Centuri performed work on a multi-year water pipe replacement program, which began in late 2016, that
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contributed incremental revenues of $55.3 million and $30.8 million during twelve-month periods ended June 30, 2018 and 2017, respectively.

Construction expenses increased $265.6 million between periods primarily due to higher labor costs experienced due to changes in the mix of work with existing customers, lower productivity resulting from inclement weather, and greater operating expenses to support growth in operations.  Approximately $57 million of construction expenses from Neuco operations are included in the twelve months ended June 30, 2018.  Gains on sale of equipment (reflected as an offset to construction expenses) were $3 million and $5.8 million for the twelve-month periods of 2018 and 2017, respectively.

Depreciation and amortization increased $3.2 million between the current and prior-year periods primarily due to incremental amortization of finite-lived intangible assets recognized from the Neuco acquisition and an increase in depreciation for additional equipment purchased to support the growing volume of work being performed, partially offset by a $5.9 million reduction in depreciation associated with the extension of the estimated useful lives of certain depreciable equipment.  Net interest deductions increased $4.7 million between periods due primarily to higher average debt outstanding.

Income tax expense for the twelve months ended June 30, 2018 included benefits of $12 million due to the remeasurement of deferred tax balances in December 2017, when U.S. tax reform was enacted.

Outlook for 2018 – 2nd Quarter 2018 Update
Natural Gas Segment:
•
Operating margin for 2018 is anticipated to benefit from customer growth (similar to 2017), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce nearly 2% in incremental margin compared to 2017.  Operating margin (but not net income overall) in 2018 is expected to include a reduction of approximately $20 million due to tax reform benefits in 2018 planned to be returned to customers.  Income tax expense will also be reduced due to benefits of the reduction in the U.S. corporate federal income tax rate.

•
On a comparative basis, operations and maintenance expense is expected to track generally with inflationary changes and customer growth rates (combined 2% to 3%) plus the impacts of a previously disclosed $8 million increase in pension costs.  Despite the anticipated growth in gas plant in service (approximately 6%), depreciation and general taxes combined are expected to be relatively flat compared to 2017 due to the depreciation rate reduction approved in our Arizona general rate case settlement effective April 2017.

•	On a comparative basis (excluding the effect of lower income tax rates on operating margin), operating income is expected to be relatively flat to modestly higher between years.
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•	Net interest deductions for 2018 are expected to increase by $9 million and $11 million compared to 2017 primarily due to an increase in outstanding debt associated with ongoing capital expenditures.
•
Changes in cash surrender values of COLI policies will continue to be subject to volatility.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

•	The one-time benefit from tax reform due to remeasurement of deferred tax balances in 2017 will not recur.
•	Capital expenditures in 2018 are estimated to be approximately $670 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Construction Services Segment:
•
Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that are expected to sustain, and over time, grow its business.  Revenues for 2018 are anticipated to be 8% to 12% greater than 2017 levels.

•	Operating income is expected to be approximately 5% to 5.5% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2018 are expected to be between $12 million and $13 million.
•	Changes in foreign exchange rates could influence results.

Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.

Centuri Construction Group, Inc. is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy, and industrial markets.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future.  These forward-looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2018.  In addition, the statements under the heading “Outlook for 2018” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the
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Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire.  Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures.  Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers.  Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability.  Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance.  Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms.  Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure.  Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment.  (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2018	2017

Consolidated Operating Revenues	$670,883	$560,469

Net Income applicable to Southwest Gas Holdings	$21,551	$17,864

Average Number of Common Shares	48,826	47,571

Basic Earnings Per Share	$0.44	$0.38

Diluted Earnings Per Share	$0.44	$0.37

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$275,679	$260,162
Less: Net Cost of Gas Sold	83,466	69,421
Operating Margin	$192,213	$190,741

SIX MONTHS ENDED JUNE 30,	2018	2017

Consolidated Operating Revenues	$1,425,213	$1,215,206

Net Income applicable to Southwest Gas Holdings	$100,642	$87,172

Average Number of Common Shares	48,622	47,550

Basic Earnings Per Share	$2.07	$1.83

Diluted Earnings Per Share	$2.07	$1.82

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$769,992	$722,764
Less: Net Cost of Gas Sold	269,198	216,300
Operating Margin	$500,794	$506,464

TWELVE MONTHS ENDED JUNE 30,	2018	2017

Consolidated Operating Revenues	$2,758,799	$2,396,700

Net Income applicable to Southwest Gas Holdings	$207,311	$154,824

Average Number of Common Shares	48,338	47,516

Basic Earnings Per Share	$4.29	$3.26

Diluted Earnings Per Share	$4.28	$3.24

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,349,536	$1,263,428
Less: Net Cost of Gas Sold	407,943	328,405
Operating Margin	$941,593	$935,023

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	June 30,		June 30,		June 30,
	2018	2017	2018	2017	2018	2017

Results of Consolidated Operations
Contribution to net income - gas operations	$2,622	$9,522	$92,971	$86,460	$163,329	$125,942
Contribution to net income - construction services	19,236	8,716	8,235	1,382	45,213	29,552
Corporate and administrative	(307)	(374)	(564)	(670)	(1,231)	(670)
Net income	$21,551	$17,864	$100,642	$87,172	$207,311	$154,824

Basic earnings per share	$0.44	$0.38	$2.07	$1.83	$4.29	$3.26
Diluted earnings per share	$0.44	$0.37	$2.07	$1.82	$4.28	$3.24

Average common shares	48,826	47,571	48,622	47,550	48,338	47,516
Average shares (assuming dilution)	48,880	47,884	48,671	47,874	48,387	47,857

Results of Natural Gas Operations
Gas operating revenues	$275,679	$260,162	$769,992	$722,764	$1,349,536	$1,263,428
Net cost of gas sold	83,466	69,421	269,198	216,300	407,943	328,405
Operating margin	192,213	190,741	500,794	506,464	941,593	935,023
Operations and maintenance expense	105,208	97,644	207,398	201,468	397,251	393,772
Depreciation and amortization	47,664	46,254	97,625	107,449	192,098	222,935
Taxes other than income taxes	14,666	14,497	29,923	29,279	58,590	54,655
Operating income	24,675	32,346	165,848	168,268	293,654	263,661
Other income (deductions)	(2,094)	(2,805)	(6,697)	(4,049)	(9,036)	(9,843)
Net interest deductions	20,149	16,991	39,404	34,201	74,936	68,407
Income before income taxes	2,432	12,550	119,747	130,018	209,682	185,411
Income tax expense (benefit)	(190)	3,028	26,776	43,558	46,353	59,469
Contribution to net income - gas operations	$2,622	$9,522	$92,971	$86,460	$163,329	$125,942

SOUTHWEST GAS HOLDINGS, INC.
SELECTED STATISTICAL DATA
JUNE 30, 2018

FINANCIAL STATISTICS
Market value to book value per share at quarter end	194%
Twelve months to date return on equity -- total company	11.4%
-- gas segment	10.1%
Common stock dividend yield at quarter end	2.7%
Customer to employee ratio at quarter end (gas segment)	892 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	825,190	6.55	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
SIX MONTHS ENDED	TWELVE MONTHS ENDED
JUNE 30,	JUNE 30,
(In dekatherms)	2018	2017	2018	2017
Residential	44,472,578	45,810,326	66,089,393	68,475,112
Small commercial	17,733,532	17,864,184	29,637,050	29,746,780
Large commercial	4,850,552	5,047,946	9,058,711	9,159,002
Industrial / Other	1,816,973	1,691,615	3,506,962	3,149,000
Transportation	46,135,482	46,880,253	96,695,893	96,160,440
Total system throughput	115,009,117	117,294,324	204,988,009	206,690,334

HEATING DEGREE DAY COMPARISON
Actual	1,036	1,125	1,388	1,587
Ten-year average	1,188	1,226	1,693	1,745

Heating degree days for prior periods have been recalculated using the current period customer mix.